Exhibit 99.1

Avantair, Inc. Announces Program for Early Retirement of Warrants

Clearwater, Fla., November 14, 2008 (PRIME NEWSWIRE) - Avantair, Inc. (OTCBB: AAIR, AAIRW, AAIRU) (“Company”), the only publicly traded stand-alone fractional operator and the sole North American provider of fractional shares in the Piaggio Avanti P.180 aircraft, today announced the commencement of a warrant retirement program, pursuant to which the Company has offered holders of all 13,800,000 outstanding, publicly-traded warrants the opportunity to exercise the warrants on amended terms, for a limited time.

The Company is modifying the 13,800,000 warrants to reduce the per-share exercise price from $5.00 to $2.75. In addition, for each warrant exercised by a holder at the reduced exercise price, the holder will have the option to engage in a cashless exercise by exchanging ten additional warrants for one additional share of common stock. Warrants tendered for cashless exercise may only be tendered in groups of ten and no fractional shares will be issued for odd lots of nine or less. For example, a holder of 100 warrants who wishes to take maximum advantage of the cashless exercise feature will exercise nine warrants in a cash exercise, thereby receiving nine shares of common stock and becoming eligible to tender up to 90 warrants in a cashless exercise. The holder will tender the 90 warrants in a cashless exercise and receive nine additional shares of common stock. The one remaining warrant would only be exercisable on a cash basis.

The offer will commence on November 14, 2008, and continue until December 12, 2008 at 5 p.m., Eastern Standard Time, unless extended or withdrawn. Existing warrants must be tendered prior to the expiration of the offer, and tenders of existing warrants may be withdrawn at anytime on or prior to the expiration of the offer. Withdrawn warrants will be returned to the holder in accordance with the terms of the offer. Upon termination of the offer, the original terms of the warrants will be reinstituted and the warrants will expire on February 23, 2009, unless earlier redeemed according to their original terms.

The Company established the reduced exercise price of $2.75 per share, with the corresponding cashless exercise option, hoping to induce the exercise of a substantial number of the publicly traded warrants. The Company believes that it, and its stockholders, will benefit from raising additional capital to fund its growth, from the simplification of its capital structure and from the reduction in the overhang of the publicly traded warrants on its common stock. The Company also believes that an increase in the number of outstanding shares of common stock resulting from the exercise of warrants will provide greater liquidity for its common stock.

The Company will offer to its directors and executive officers who own publicly traded warrants the opportunity to exercise those warrants on the same terms as any other holder of the warrants. The Company believes that these directors and executive officers intend to exercise all of their warrants, taking full advantage of the cashless exercise feature. Collectively, the directors and officers of the Company own 499,626 of the publicly traded warrants.

The terms and conditions of the offer are as set forth in the offer letter and related documentation and will be distributed to holders of the warrants on or about November 14, 2008.

A copy of the offering documents may be obtained from Morrow & Co., LLC, the Information Agent for the offering. Banks and brokerage firms may call Morrow at (203) 658-9400. Holders may call Morrow toll free at (800) 607-0088. Morrow may also be contacted by e-mail at aair.info@morrowco.com. Please contact the Information Agent with any questions regarding the offering.

Investors are urged to read the following documents when filed with the Securities Exchange Commission (SEC), as they may be amended from time to time, relating to the offer as they contain important information: (1) the Schedule TO and related Offer Letter; (2) the Post-Effective Amendment on Form S-3 to the Registration Statement on Form S-1 (No. 333-121028), (3) the preliminary and, when available, final prospectus relating to shares issuable upon exercise of the warrants; and (4) the Company’s other reports filed with the SEC for information about the Company generally. These and any other documents relating to the offer, when they are filed with the SEC, may be obtained at the SEC’s website at http://www.sec.gov, or from the Information Agent as noted above. This press release is for informational purposes only, and is not intended to constitute an offer to purchase or the solicitation of an offer to sell any of the Company’s warrants or an offer to sell or solicitation of an offer to buy common stock in the Company. There shall not be any offer, solicitation, sale or purchase of securities, in any jurisdiction in which such offer, solicitation, sale or purchase would be unlawful.

BEFORE EXERCISING YOUR WARRANTS, YOU MUST CHECK WITH YOUR BROKER TO DETERMINE IF YOU RESIDE IN A STATE IN WHICH REGISTRATION HAS OCCURRED OR WHERE AN EXEMPTION FROM REGISTRATION IS AVAILABLE. REGISTRATION OR EXEMPTION FROM REGISTRATION WILL NOT BE AVAILABLE IN MANY STATES, SUCH AS COLORADO, FLORIDA, OREGON AND TEXAS, AND IT IS ANTICIPATED THAT SUCH REGISTRATION OR EXEMPTION WILL NOT BE AVAILABLE WITH RESPECT TO SEVERAL OTHER STATES, AND HOLDERS OF WARRANTS WITHIN THESE STATES WILL NOT BE ABLE TO SETTLE ANY WARRANT EXERCISES. NOTHING SHALL PROHIBIT HOLDERS IN SUCH STATES FROM CONTINUING TO SELL THEIR WARRANTS IN OPEN MARKET TRANSACTIONS. THE MATERIAL FURNISHED HEREBY SHALL NOT BE DEEMED TO CONSTITUTE AN OFFER IN ANY SUCH STATE WHERE THERE IS NO SUCH REGISTRATION OR EXEMPTION.

An amended registration statement related to the shares of common stock that may be issued in the warrant offer program will be filed with the SEC and has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time that the amendment becomes effective.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE WARRANT RETIREMENT PROGRAM. HOWEVER, NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION AS TO WHETHER TO EXERCISE WARRANTS. EACH HOLDER OF WARRANTS MUST MAKE ITS OWN DECISION AS TO WHETHER TO EXERCISE SOME OR ALL OF ITS WARRANTS.

About Avantair, Inc.

Avantair, the only publicly traded stand-alone fractional operator and the sole North American provider of fractional shares in the Piaggio Avanti P.180 aircraft, is headquartered in Clearwater, FL with approximately 400 employees. The Company offers private travel solutions for individuals and businesses traveling within its service area, which includes the continental United States, Canada, the Caribbean and Mexico, at a fraction of the cost of whole aircraft ownership. The Company currently manages a fleet of 50 aircraft, with another 59 Piaggio Avanti IIs on order through 2013. For more information about Avantair, please visit: http://www.avantair.com.

Cautionary Statement About Forward-Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Avantair’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Avantair’s filings with the SEC, accessible on the SEC's website at http://www.sec.gov, discuss these risks and uncertainties in more detail and identify additional factors that can affect forward-looking statements.

Contact

Lesley Snyder

The Piacente Group, Inc.

212-481-2050

lesley@thepiacentegroup.com

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